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                                                                    Exhibit 99.2

For more information:
Investor Relations           Media Relations
Jim DeNike                   Colleen Beauregard
Corixa Corporation           Waggener Edstrom Bioscience
206-754-5716                 503-443-7000
denike@corixa.com            colleenb@wagged.com

FOR IMMEDIATE RELEASE


      CORIXA ANNOUNCES RESTRUCTURING OF ITS SOUTH SAN FRANCISCO OPERATIONS

              Company to Focus Resources on Core Immunotherapeutic
                   Development Efforts and Related Operations

SEATTLE, MAY 23, 2002 -- Corixa Corp. (Nasdaq: CRXA), a developer of immunotherapeutics, today announced the restructuring of its South San Francisco operations. As a result of the restructuring, Corixa also announced:

    - The purchase of specific preclinical assets by Medarex, and associated transfer of approximately 30 Corixa employees to Medarex to support those programs (announced in a separate press release today)

    - An approximate 60 percent immediate reduction in Corixa's South San Francisco workforce, including the elimination of unfilled open positions, as well as select existing positions and those transferred to Medarex. Certain additional South San Francisco employees will be retained for a short transition period, and additional South San Francisco employees will be offered positions at other Corixa locations.

These business decisions support Corixa's goal of focusing staff and financial resources on core immunotherapeutic development efforts and related operations.

The workforce reductions announced today will result in a second quarter charge of up to $2.5 million. In addition, Corixa expects to incur additional charges related to its leased facilities as it enters into potential sublease arrangements. The workforce reduction and asset sale and related employee transfer are expected to result in annual cost savings of more than $30 million. Following the reductions announced today, Corixa will have approximately 375 employees at facilities in Seattle, South San Francisco and Hamilton, Montana.

"The actions taken today will help us focus on programs that we consider key to our success, including cancer and infectious disease vaccines, selected antibodies, our growing adjuvant business, AGPs as monotherapies and rational treatments for autoimmune disease," stated Steven Gillis, Ph.D. chairman and chief executive officer. "Further concentration of our efforts in these areas will strengthen our balance sheet and allow us to pursue priority programs more aggressively and efficiently."

                                     -MORE-


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Gillis added, "We will consolidate bench research and development operations at our Seattle facility. Our Montana location will continue to function as a manufacturing site for our adjuvant and AGP product lines, as well as selected fermentation-derived vaccines. The clinical and regulatory affairs teams in South San Francisco, both of which have been largely re-structured following the Coulter acquisition, will remain intact. The South San Francisco operation will also house key individuals responsible for various aspects of BEXXAR manufacturing and logistics. While some staff at other locations will be asked to take over certain responsibilities associated with process development functions previously conducted in South San Francisco, a few additional employees may be added in the future to assist with these activities. Finally, the sales and marketing positions eliminated as a result of today's restructuring may be re-instated in the future, if developments merit."

The company is currently evaluating use of more cost effective facilities to accommodate the remaining employees in South San Francisco and is involved in active discussions regarding additional sublease agreements for Corixa's remaining facilities located at 600 and 630 Gateway Blvd. As a part of the agreement with Medarex, Medarex has agreed to sublease approximately 30,000 square feet of laboratory and office space at Corixa's South San Francisco 650 Gateway Blvd. facility subject to customary conditions.

CONFERENCE CALL
Corixa will hold a conference call on May 24, 2002 at 8:30 a.m. EST to discuss today's announcements. To participate in the conference call, participants should dial 800-289-0496 (international dial 913-981-5519). A replay of the conference call will be available from 11:30 a.m. EST May 24th through midnight May 28th. To access the replay, please dial 888-203-1112 (international dial 719-457-0820), and enter passcode 366160. Or you can visit the investors section of Corixa's website at www.corixa.com.

ABOUT CORIXA
Corixa is a developer of immunotherapeutics with a commitment to treating and preventing autoimmune diseases, cancer and infectious diseases by understanding and directing the immune system. Corixa is focused on immunotherapeutic products and has a broad technology platform enabling both fully integrated vaccine design and the use of its separate, proprietary product components on a standalone basis. Corixa currently has 18 programs in clinical development.

The company partners with numerous developers and marketers of pharmaceuticals, targeting products that are Powered by Corixa(TM) technology with the goal of making its potential products available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, with additional operations in Hamilton, Mont., and South San Francisco. For more information, please visit Corixa's Web site at http://www.corixa.com/ or call the company's investor relations information line at 877-4CORIXA or 877-426-7492.

CORIXA FORWARD LOOKING STATEMENTS
Except for the historical information presented, certain matters discussed in this press release are forward-looking statements. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Factors that could affect Corixa's actual results include, but are not limited to the currently projected cost savings associated with today's announcement not being achieved and the "Factors Affecting Our Operating Results, Our Business and Our Stock Price," described in Corixa's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, copies of which are available from Corixa's investor relations department. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

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